EXHIBIT 10.2

Director* Compensation Summary

Meeting Fees

        The directors of First Pulaski National Corporation, a Tennessee corporation (the "Company"), and of First National Bank of Pulaski (the "Bank") are compensated under a deferred compensation plan at the rate of $800 for each board meeting of the Company and the Bank attended. The directors of the Company and of the Bank also are compensated at the rate of $200 cash for each board meeting of the Company and the Bank attended. Interest is credited by the Company and the Bank on amounts deferred at rates between 9.25% and 13.25%.

        Directors are reimbursed for their expenses incurred in connection with their activities as the Company's directors.

Committee Meeting Fees

        Those directors of the Bank who serve on the Executive and Loan Committee of the Bank are compensated at the rate of $350 per committee meeting. If meetings of the Executive and Loan Committee extend considerably beyond the usual length, the pay is at the rate of $450 per meeting, for those in attendance. The membership of the Executive and Loan Committee consists of all but one of the members of the Bank's Board of Directors. Additionally, directors who serve on the Audit Committee of the Bank receive $500 per meeting plus an additional $200 per meeting held to review the Company's quarterly reports on Form 10-Q and annual report on Form 10-K. Directors who serve on other committees of the Board of Directors of the Company and the Bank receive $100-$150 per meeting. James T. Cox and Mark A. Hayes, the only directors who are also employees of the Bank, receive director fees for meetings of the Board of Directors and Executive and Loan Committee meetings. Interest is credited by the Company and the Bank on amounts deferred at rates between 9.25% and 13.25%.

        The foregoing information is summary in nature. Additional information regarding director compensation will be provided in the Company's proxy statement to be filed in connection with the 2007 annual meeting of the Company's shareholders.

* Includes directors that are also employees of the Company

Named Executive Officer Compensation Summary

        The following table sets forth the current base salaries paid to the Company's President and Chief Executive Officer and its other named executive officers and the amount of the cash bonus paid to these persons for 2006.
Executive Officer	Current Salary	2006 Cash Bonus
James T. Cox, Chairman of the Board of the Company and the Bank	$182,050	$5,896
Mark A. Hayes, CEO and President of the Company and the Bank	195,766	6,184
Donald A. Haney, Senior Vice-President and Chief Operating Officer of the Bank	150,452	4,873
Tracy L. Porterfield, Chief Financial Officer and Secretary/Treasurer of the Company and Chief Financial Officer and Cashier of the Bank	91,577	2,966

        In addition to their base salaries, these executive officers are also eligible to:

    Participate in the Company's Bonus Program;

    Participate in the Company's equity incentive programs, which currently involves the award of stock options pursuant to the Company's 1994 Employee Stock Purchase Plan and 1997 Stock Option Plan; and

    Participate in the Company's broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Company's Profit Sharing Plan.

        The foregoing information is summary in nature. Additional information regarding the named executive officer compensation will be provided in the Company's proxy statement to be filed in connection with the 2007 annual meeting of the Company's shareholders.